UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 5, 2014

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CAPRICOR THERAPEUTICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-34058	88-0363465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8840 Wilshire Blvd., 2nd Floor, Beverly Hills, CA (Address of principal executive offices)	90211 (Zip Code)

(310) 358-3200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Exclusive License Agreement

On May 5, 2014, Capricor, Inc. (“Capricor”), a privately-held company incorporated in Delaware and a wholly-owned subsidiary of Capricor Therapeutics, Inc., a Delaware corporation (“Capricor Therapeutics”), entered into an Exclusive License Agreement (the “License Agreement”) with Cedars-Sinai Medical Center (“CSMC”) for certain intellectual property rights related to exosomes technology. The License Agreement provides for the grant of an exclusive, world-wide, royalty-bearing license by CSMC to Capricor, with the right to sublicense, in order to conduct research using the patent rights and know-how and to develop and commercialize products in the field using the patent rights and know-how. In addition, Capricor has the exclusive right to negotiate for an exclusive license to any future rights arising from related work conducted by or under the direction of Dr. Eduardo Marbán on behalf of CSMC. In the event the parties fail to agree upon the terms of an exclusive license, Capricor will be granted a non-exclusive license to such future rights, subject to royalty obligations.

Pursuant to the License Agreement, CSMC was paid a license fee and Capricor reimbursed CSMC for certain fees and costs incurred in connection with the prosecution of certain patent rights. Additionally, Capricor is required to meet certain non-monetary development milestones and is obligated to pay low single-digit royalties on sales of royalty-bearing products as well as a single-digit percentage of the consideration received from any sublicenses or other grant of rights. The above-mentioned royalties are subject to reduction in the event Capricor becomes obliged to obtain a license from a third party for patent rights in connection with the royalty-bearing product.

The License Agreement will, unless sooner terminated, continue in effect on a country by country basis until the last to expire of the patents covering the patent rights or future patent rights. Under the terms of the License Agreement, unless waived by CSMC, the License Agreement will automatically terminate: (i) if Capricor ceases, dissolves or winds up its business operations; (ii) in the event of the insolvency or bankruptcy of Capricor or if Capricor makes an assignment for the benefit of its creditors; (iii) if performance by either party jeopardizes the licensure, accreditation or tax-exempt status of CSMC or the agreement is deemed illegal by a governmental body; (iv) within 30 days for non-payment of royalties; (v) within 90 days if Capricor fails to undertake commercially reasonable efforts to exploit the patent rights or future patent rights; (vi) if a material breach has not been cured within 90 days; or (vii) if Capricor challenges any of the CSMC patent rights. Capricor may terminate the License Agreement if CSMC fails to cure any material breach within 90 days after notice.

Capricor Therapeutics is party to a lease agreement with CSMC, which holds more than 10% of the outstanding capital stock of Capricor Therapeutics. Additionally, Dr. Eduardo Marbán, who holds more than 10% of the outstanding capital stock of Capricor Therapeutics, is the Director of the Cedars-Sinai Heart Institute and the Co-founder and Scientific Advisory Board Chairman of Capricor.

Capricor Therapeutics expects to file the License Agreement as an exhibit to its next filing in which the License Agreement is required to be included, and intends to seek confidential treatment for certain terms and provisions of the License Agreement. The foregoing description is a summary of the material terms of the License Agreement, does not purport to be complete, and is qualified in its entirety by reference to the text of the License Agreement when filed.

On May 6, 2014, Capricor Therapeutics issued a press release announcing the entry into the License Agreement. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, dated May 6, 2014, announcing the entry into an Exclusive License Agreement, dated May 5, 2014, by and between Capricor, Inc. and Cedars-Sinai Medical Center.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAPRICOR THERAPEUTICS, INC.

Date: May 9, 2014	By:	/s/ Linda Marbán, Ph.D.
Dr. Linda Marbán, Ph.D.
Chief Executive Officer